EXHIBIT 10.25

November 7, 2019

Nigel Lakey
Nigel.Lakey@franksintl.com

Dear Nigel:
We are pleased to confirm your offer for the position of Senior Vice President, Technology, of Frank’s International, N.V., a limited liability company organized under the laws of the Netherlands (the “Company”) and of Frank’s International, LLC, a Texas limited liability company (the “Employer”).
Duties
In your capacity as Senior Vice President, Technology, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will be a member of the senior leadership team. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company’s and the Employer’s interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets and, subject to Board approval (which will not be unreasonably withheld), serving on boards of other companies (public or private) not in competition with the Company or the Employer, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest.
Location
Your principal place of employment shall continue to be at our U.S. headquarters in Houston, Texas, subject to business travel as needed to properly fulfill your employment duties and responsibilities.
Start Date
Your anticipated transition date is November 18, 2019.
Base Salary
In consideration of your services, you will be paid an initial base salary of $350,000.00 on an annualized basis, subject to periodic review and payable in accordance with the standard payroll practices of the Employer, subject to all withholdings and deductions as required by law.
Other Terms of Employment
Other terms and conditions of your employment with the Company will remain in place as currently in effect.
Governing Law
This letter shall be governed by the laws of Texas, without regard to conflict of law principles.

Thank you for your service to the Company, and I look forward to your continued success.
Sincerely,

/s/ Michael Kearney
Michael Kearney
Chief Executive Officer

Acceptance of Offer
I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.
This offer does not change any existing confidentiality, non-competition, or non-solicitation obligations under any agreement or law.

/s/ Nigel Lakey                11/07/2019

Nigel Lakey                    DATE

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